Exhibit 99.1

Contact:

Investors	Media
Eugenia Shen BioMarin Pharmaceutical Inc. (415) 506-6570	Susan Berg BioMarin Pharmaceutical Inc. (415) 506-6594

For Immediate Release:

BioMarin Announces Second Quarter 2007 Financial Results

Continued Naglazyme Momentum Drives Record Revenues

Conference Call and Webcast to Be Held Today at 5:00 p.m. ET (23:00 CET)

Novato, Calif., August 7, 2007 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) today announced financial results for its second quarter ended June 30, 2007. The net loss was $3.9 million ($0.04 per share) for the second quarter of 2007, compared to a net loss of $1.3 million ($0.02 per share) for the second quarter of 2006. The net loss during the second quarter of 2007 includes $4.3 million of non-cash stock compensation expense, compared to $2.1 million of non-cash stock compensation expense during the second quarter of 2006. The results also include Orapred milestone revenue of $4.0 million recognized in the second quarter of 2007, down from the $9.2 million in milestone and license revenue that was recognized in the second quarter of 2006. The reduced Orapred milestone and license revenue contributed to the increased net loss in the second quarter of 2007 as compared to the second quarter of 2006. The net loss for the six months ended June 30, 2007 was $13.2 million ($0.14 per share), compared to a net loss of $11.1 million ($0.14 per share) for the six months ended June 30, 2006. Non-cash stock compensation expense for the six months ended June 30, 2007 and June 30, 2006 was $7.8 million and $3.8 million, respectively.

As of June 30, 2007, BioMarin had cash, cash equivalents, and short-term investments totaling $587.7 million.

“Strong Naglazyme sales for first half of 2007 are driving bottom-line results and fueling the development of our pipeline,” said Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “Our Kuvan program is progressing on track, with three important milestones achieved recently: submission of the NDA filing, initiation of the expanded access program, and two weeks ago, receipt of priority review status. The expanded access program is actively enrolling patients, and we are hopeful that Kuvan will receive FDA approval by the end of November.”

Product Sales

Net sales of Naglazyme® (galsulfase), an enzyme replacement therapy for mucopolysaccharidosis VI (MPS VI), were $20.9 million for the second quarter of 2007, compared to $18.4 million for the first quarter of 2007, representing a sequential increase of approximately 13.6 percent. Naglazyme net sales for the second quarter of 2006 were $10.3 million. Net sales of Naglazyme for the six months ended June 30, 2007 were $39.3 million, an increase of $22.0 million from net sales of $17.3 million for the six months ended June 30, 2006. BioMarin is commercializing Naglazyme in the United States, Europe, and Latin America, and through distributors in other international markets.

Net sales of Aldurazyme® (laronidase), an enzyme replacement therapy for mucopolysaccharidosis I, (MPS I) by BioMarin/Genzyme LLC increased by approximately 23.8 percent to $29.1 million for the second quarter of 2007, compared to $23.5 million in the second quarter of 2006. Aldurazyme net sales for the first quarter of 2007 were $26.8 million. Net sales of Aldurazyme for the six months ended June 30, 2007 were $55.9 million, compared to net sales of $44.9 million for the six months ended June 30, 2006. BioMarin’s share of the profit of

BioMarin/Genzyme LLC was $6.6 million for the second quarter of 2007, compared to a profit of $4.7 million for the second quarter of 2006. For the six months ended June 30, 2007, BioMarin’s share of the profit of BioMarin/Genzyme LLC was $12.7 million, compared to a profit of $8.5 million for the six months ended June 30, 2006.

Royalty and License Revenues

Royalty and license revenues for the second quarter of 2007 were $4.4 million, and include royalties on net product sales of the Orapred product line, including Orapred® (prednisolone sodium phosphate oral solution) and Orapred ODT™ (prednisolone sodium phosphate orally disintegrating tablets). This also includes a milestone payment of $4.0 million on the first anniversary of FDA approval of Orapred ODT in June 2007. Royalty and license revenues for the second quarter of 2006 were $9.4 million and include a $7.5 million milestone payment related to FDA approval of the marketing application for Orapred ODT. Royalty and license revenues for the six months ended June 30, 2007 were $4.8 million, compared to $9.7 million for the six months ended June 30, 2006.

2007 Financial Guidance Maintained

BioMarin estimates 2007 net sales of Naglazyme to be in the range of $76 million to $82 million. Sales of Aldurazyme by the joint venture for 2007 are expected to be in the range of $115 million to $125 million. BioMarin estimates its GAAP net loss for the fiscal year ending December 31, 2007 to be in the range of $18 million to $23 million. This includes approximately $16 million to $18 million in non-cash stock compensation expense.

Anticipated Upcoming Milestones

•	Q307: Initiation of investigator-sponsored pulmonary arterial hypertension study
•	Q407: Receipt of $15 million milestone payment related to Merck Serono Kuvan MAA filing
•	Q407: Decision on the Kuvan NDA by the FDA
•	Q407: Phenylase IND filing

Upcoming Investor Conferences

•	September 10-11: Bear Stearns 20th Annual Healthcare Conference – New York City
•	September 18-20: Merrill Lynch Global Pharma, Biotech, Medtech Conference – London

BioMarin will host a conference call and webcast to discuss second quarter 2007 financial results today, Tuesday, August 7, at 5:00 p.m. ET (23:00 CET). This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

Date: August 7, 2007

Time: 5:00 p.m. ET (23:00 CET)

U.S. / Canada Dial-in Number: 800.510.9836

International Dial-in Number: 617.614.3670

Participant Code: 92042653

Replay Dial-in Number: 888.286.80106

Replay International Dial-in Number: 617.801.6888

Replay Code: 30005812

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio is comprised of two approved products and multiple clinical and preclinical product candidates. Approved products include Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin, and Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation. Investigational product candidates include Kuvan™ (sapropterin dihydrochloride), a Phase 3 product candidate for the treatment of phenylketonuria (PKU), and 6R-BH4 for cardiovascular indications, which is currently in Phase 2 clinical development for the treatment of peripheral arterial disease. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the sales expectations of BioMarin’s product Naglazyme and BioMarin/Genzyme LLC’s product Aldurazyme; Sciele Pharma’s’ commercialization of Orapred ODT; the financial performance of the BioMarin as a whole; the timing of BioMarin’s clinical trials of 6R-BH4 for other indications; the continued clinical development and commercialization of Aldurazyme, Naglazyme, Kuvan, and 6R-BH4 for other indications; actions by regulatory authorities, including actions related to Kuvan, and 6R-BH4 for other indications; and expectations regarding actions by Merck Serono related to filing the marketing authorization application for Kuvan. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in the continued commercialization of Naglazyme; our joint venture partner’s success in continuing the commercialization of Aldurazyme; Sciele Pharma’s success in commercializing Orapred ODT; results and timing of current and planned preclinical studies and clinical trials; our ability to successfully manufacture our products and product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products and particularly Aldurazyme, Naglazyme and Orapred ODT; actual sales of Aldurazyme, Naglazyme and Orapred ODT; Merck Serono’s activities related to Kuvan; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s 2006 Annual Report on Form 10-K, as amended, and the factors contained in BioMarin’s reports on Form 10-Q and Form 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin® and Naglazyme® are a registered trademarks of BioMarin Pharmaceutical Inc.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

Orapred® is a registered trademark of Medicis Pediatrics, Inc. and is used under license.

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Net Product Sales of BioMarin Pharmaceutical Inc. and BioMarin/Genzyme LLC

For the Three and Six Months Ended June 30, 2006 and 2007

(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Aldurazyme (as reported by BioMarin/Genzyme LLC) (1)	$23.5	$29.1	$44.9	$55.9
Naglazyme	10.3	20.9	17.3	39.3

(1)	The Company recognizes its 50% share of the net income of BioMarin/Genzyme LLC as Equity in the income of BioMarin/Genzyme LLC in the Company’s consolidated statements of operations.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended, June 30, 2006 and 2007

(In thousands, except for per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2007	2006	2007
Revenues:
Net product sales	$9,657	$20,941	$18,636	$39,276
Collaborative agreement revenues	4,435	3,505	8,949	7,652
Royalty and license revenues	9,358	4,438	9,677	4,795

Total revenues	23,450	28,884	37,262	51,723

Operating expenses:
Cost of sales (excludes amortization of developed product technology)	789	4,557	2,512	8,674
Research and development	15,779	19,186	28,058	37,345
Selling, general and administrative	11,871	17,649	22,767	33,935
Amortization of acquired intangible assets	1,093	1,093	1,466	2,185

Total operating expenses	29,532	42,485	54,803	82,139

Loss from operations	(6,082)	(13,601)	(17,541)	(30,416)
Equity in the income of BioMarin/Genzyme LLC	4,745	6,550	8,545	12,713
Interest income	4,034	6,907	4,736	10,601
Interest expense	(4,022)	(3,720)	(6,846)	(6,055)

Net loss	$(1,325)	$(3,864)	$(11,106)	$(13,157)

Net loss per share, basic and diluted	$(0.02)	$(0.04)	$(0.14)	$(0.14)

Weighted average common shares outstanding, basic and diluted	85,341	95,796	80,181	95,180

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2006 and June 30, 2007

(In thousands, except for share and per share data)

	December 31, 2006	June 30, 2007
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$89,162	$205,010
Short-term investments	199,685	382,700
Accounts receivable, net	14,670	15,900
Advances to BioMarin/Genzyme LLC	1,596	1,302
Inventory	25,075	30,714
Other current assets	4,036	5,306

Total current assets	334,224	640,932
Investment in BioMarin/Genzyme LLC	31,457	33,269
Property, plant and equipment, net	55,466	58,780
Acquired intangible assets, net	11,655	9,470
Goodwill	21,262	21,262
Restricted cash	1,731	3,103
Other assets	7,641	14,823

Total assets	$463,436	$781,639

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$32,166	$30,604
Current portion of acquisition obligation, net of discount	6,787	6,785
Current portion of deferred revenue	7,092	7,154

Total current liabilities	46,045	44,543
Convertible debt	223,940	497,375
Long-term portion of acquisition obligation, net of discount	68,548	67,332
Deferred revenue, net of current portion	5,023	1,509
Other long-term liabilities	2,078	3,278

Total liabilities	345,634	614,037

Stockholders’ equity:
Common stock, $0.001 par value: 150,000,000 and 250,000,000 shares authorized at December 31, 2006 and June 30, 2007, respectively; 91,725,528 and 95,901,593 shares issued and outstanding at December 31, 2006 and June 30, 2007, respectively	92	96
Additional paid-in capital	709,359	772,297
Accumulated other comprehensive loss	(25)	(7)
Accumulated deficit	(591,624)	(604,784)

Total stockholders’ equity	117,802	167,602

Total liabilities and stockholders’ equity	$463,436	$781,639

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